Exhibit 99.1

Sagimet Biosciences Reports Second Quarter 2023 Financial Results and Provides Corporate Updates

Completed upsized initial public offering raising $96.4 million in gross proceeds

Presented positive data at EASL Congress 2023 from the planned interim readout of the Phase 2b FASCINATE-2 trial in NASH showing denifanstat was well-tolerated and met week 26 liver fat response endpoint

On track to report topline week 52 liver biopsy results from Phase 2b FASCINATE-2 trial in the first quarter of 2024

Implemented leadership changes with Tony Rimac assuming the position of Chief Financial Officer and Liz Rozek joining as General Counsel & Chief Compliance Officer

San Mateo, Calif., August 21, 2023 – Sagimet Biosciences Inc. (Nasdaq: SGMT), a clinical-stage biopharmaceutical company developing novel therapeutics targeting dysfunctional metabolic pathways, today reported financial results for the second quarter ended June 30, 2023, and provided recent corporate updates.

“Sagimet has entered a new era as a public company, and I am proud of our team for the successful completion of our IPO and the continued advancement of denifanstat through clinical development in NASH,” said David Happel, Chief Executive Officer of Sagimet. “At EASL, we presented statistically significant results from the planned interim readout of the Phase 2b FASCINATE-2 trial of denifanstat in NASH, and we look forward to announcing the week 52 biopsy results in the first quarter of next year.”

Recent Corporate Highlights

•	On July 18, 2023, Sagimet closed an upsized IPO of Series A common stock, at a public offering price of $16.00 per share. Including shares issued pursuant to the exercise of the underwriters’ option, the Company issued 6,026,772 shares of Series A common stock, and received gross proceeds of approximately $96.4 million before deducting underwriting discounts and commissions and other offering expenses payable by Sagimet.

•	In June, Sagimet presented planned interim data at the EASL Congress showing that denifanstat was well-tolerated and met the liver fat response endpoint in the Phase 2b FASCINATE-2 trial in biopsy confirmed F2-F3 NASH patients. 67% of treated patients achieved ≥30% reductions in liver fat at week 26 compared to 18% for placebo (p<0.001) as assessed by MRI-PDFF.

•	In May 2023, Sagimet’s license partner for China, Ascletis Bioscience (Ascletis), announced Phase 2 topline results for denifanstat in acne vulgaris, reporting a statistically significant 61.3% reduction in total lesion count in patients treated with once daily, 50mg of denifanstat for 12 weeks, compared to a 34.2% reduction with placebo. Ascletis reported a statistically significant 65.0% reduction in inflammatory lesion count at 50 mg denifanstat compared to a 31.4% reduction with placebo.

•	In April, Sagimet appointed Tony Rimac as Chief Operating Officer and Liz Rozek as General Counsel & Chief Compliance Officer. In August, following the departure of Dennis Hom, Mr. Rimac was appointed as Chief Financial Officer.

Anticipated Upcoming Milestones

•	The FASCINATE-2 Phase 2b clinical trial for denifanstat in liver biopsy-confirmed F2-F3 NASH patients is fully enrolled with biopsy results expected in the first quarter of 2024.

•	Sagimet expects to report Phase 1 clinical trial results that characterize the pharmacokinetic profile of denifanstat in patients with impaired hepatic function in the first quarter of 2024.

Financial Results for the Three Months Ended June 30, 2023

•	Cash and cash equivalents for the second quarter ended June 30, 2023 were $18.5 million as of June 30, 2023. The subsequent IPO raised $86.2 million in net proceeds. Based on its operating plan, management expects the combined cash balance to fund operations into the first quarter of 2025.

•	Research and development (R&D) expense for the second quarter ended June 30, 2023 was $4.7 million compared to $6.4 million for the second quarter of 2022. For the six months ended June 30, 2023, R&D expense was $9.2 million compared to $12.2 million for the same period in the prior year. The decrease for both periods was primarily due to a decrease in clinical trial costs for the FASCINATE-2 Phase 2b trial as patients progressed through the trial.

•	General and administrative (G&A) expense for the second quarter ended June 30, 2023 was $2.4 million compared to $0.9 million for the same period in 2022. G&A expense for the six months ended June 30, 2023 was $4.7 million compared to $3.7 million for the same period in the prior year. The increase for both periods was primarily due to an increase in stock-based compensation expense and professional services related to Sagimet’s initial public offering.

•	Net loss for the second quarter ended June 30, 2023 was $6.8 million compared to a net loss of $7.1 million for the second quarter of 2022. The net loss for the six months ended June 30, 2023 totaled $13.4 million compared to $15.8 million for the same period in 2022.

About Sagimet Biosciences

Sagimet is a clinical-stage biopharmaceutical company developing novel therapeutics called fatty acid synthase (FASN) inhibitors that target dysfunctional metabolic pathways in diseases resulting from the overproduction of the fatty acid, palmitate. Sagimet’s lead drug candidate, denifanstat, is an oral, once-daily pill and selective FASN inhibitor in development for the treatment of NASH, for which there are no treatments currently approved in the United States or Europe. Denifanstat is currently being tested in FASCINATE-2, a Phase 2b clinical trial in NASH with liver biopsy as the primary endpoint. For additional information about Sagimet, please visit www.sagimet.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of, and made pursuant to the safe harbor provisions of, The Private Securities Litigation Reform Act of 1995. All statements contained in this press release, other than statements of historical facts or statements that relate to present facts or current conditions, including but not limited to, statements regarding: the expected timing of the presentation of data from ongoing clinical trials, Sagimet’s clinical development plans and related anticipated development milestones, Sagimet’s cash and financial resources and expected cash runway. These statements involve known and unknown risks, uncertainties and other important factors that may cause Sagimet’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, these statements can be identified by terms such as “may,” “might,” “will,” “should,” “expect,” “plan,” “aim,” “seek,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “forecast,” “potential” or “continue” or the negative of these terms or other similar expressions.

The forward-looking statements in this press release are only predictions. Sagimet has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that Sagimet believes may affect its business, financial condition and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Sagimet’s control, including, among others: the clinical development and therapeutic potential of denifanstat or any other drug candidates Sagimet may develop; Sagimet’s ability to advance drug candidates into and successfully complete clinical trials, including its FASCINATE-2 Phase 2b clinical trial; Sagimet’s relationship with Ascletis, and the success of its development efforts for denifanstat; the accuracy of Sagimet’s estimates regarding its capital requirements; and Sagimet’s ability to maintain and successfully enforce adequate intellectual property protection. These and other risks and uncertainties are described more fully in the “Risk Factors” section of Sagimet’s most recent filings with the Securities and Exchange Commission and available at www.sec.gov. You should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in these forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Moreover, Sagimet operates in a dynamic industry and economy. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties that Sagimet may face. Except as required by applicable law, Sagimet does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Contact:

Robert Uhl

Managing Director, ICR Westwicke

858.356.5932

robert.uhl@westwicke.com

SAGIMET BIOSCIENCES INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(in thousands, except for share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Operating expenses:
Research and development	$4,676	$6,371	$9,163	$12,234
General and administrative	2,381	867	4,659	3,747
Total operating expenses	7,057	7,238	13,822	15,981
Loss from operations	(7,057)	(7,238)	(13,822)	(15,981)
Other income (expense), net:
Change in fair value of redeemable convertible preferred stock warrants	1	-	(1)	2
Interest income and other	271	136	451	142
Total other income, net	272	136	450	144
Net loss	$(6,785)	$(7,102)	$(13,372)	$(15,837)
Comprehensive loss	$(6,772)	$(7,208)	$(13,288)	$(15,943)
Net loss per share attributable to common stockholders, basic and diluted	$(35.80)	$(38.37)	$(71.39)	$(85.80)
Weighted-average shares outstanding used in computing net loss per share attributable to common stockholders, basic and diluted	189,520	185,084	187,314	184,589

SAGIMET BIOSCIENCES INC.

CONDENSED BALANCE SHEETS

(Unaudited)

(in thousands, except for share and per share amounts)

	As of June 30,	As of December 31,
	2023	2022
Cash, cash equivalents and short-term investments	$18,508	$32,345

Total assets	21,498	33,031

Current liabilities	5,287	5,279

Noncurrent liabilities	5	82

Redeemable convertible preferred stock	214,620	214,620

Stockholders' deficit	(198,414)	(186,950)

Total liabilities, redeemable preferred stock and stockholders' deficit	$21,498	$33,031